EXHIBIT 10.9

INVESTMENT ADVISORY AND ADMINISTRATIVE AGREEMENT

THIS INVESTMENT ADVISORY AND ADMINISTRATIVE AGREEMENT (this “Agreement”) is entered into as of the 2nd day of July 2004 by and between Gladstone Capital Corporation, a Maryland corporation and its wholly-owned subsidiary (the “Company”) and Gladstone Management Corporation, a Delaware corporation (“Adviser”).

W I T N E S S E T H:

WHEREAS, the Company is a non-diversified closed-end management investment company that has elected to be regulated as a business development company pursuant to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”); and

WHEREAS, Adviser is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated there under (the “Advisers Act”); and

WHEREAS, the Company desires to retain Adviser to serve as its investment adviser and, in connection therewith, to perform certain administrative and investment advisory services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.             APPOINTMENT OF ADVISER

(a)           The Company hereby appoints Adviser to serve as its investment adviser and administrator for the period and on the terms and subject to the conditions as set forth in this Agreement.

(b)           Adviser hereby accepts appointment as investment adviser and administrator to the Company and agrees to render the services and discharge the duties set forth in this Agreement in compliance with (i) the terms and conditions of this Agreement, (ii) the Articles of Incorporation and Bylaws of the Company, each as amended from time to time, (iii) the Company’s stated investment objectives, policies and limitations, (iv) applicable laws and regulations, and subject to the supervision of the Company’s Board of Directors (the “Board”).

2.          SERVICES AND DUTIES OF ADVISER

(a)           Adviser shall:

(i)            (A) manage the investment and reinvestment of the Company’s assets, including identifying, evaluating, and structuring such investments;

(B) continuously review, supervise and administer the Company’s investment program to determine in its discretion the securities to be purchased or sold and the portion of the Company’s assets to be held un-invested; (C) offer to provide significant managerial assistance to the issuers of securities in which the Company is invested as required by the Investment Company Act; (D) arrange debt financing for the Company; (E) provide the Company with all required records concerning Adviser’s efforts on behalf of the Company; and (F) provide regular reports to the Company’s Board concerning Adviser’s activities on behalf of the Company; and
(ii)           manage the Company’s day-to-day operations and administration, record keeping and regulatory compliance functions.  Without limiting the generality of the foregoing, Adviser specifically shall be responsible for (A) preparing periodic financial statements; (B) preparing financial and accounting reports for presentation to the Company’s Board and for stockholders and governmental agencies; (C) calculating and publishing the Company’s net asset value per share; (D) overseeing the preparation and filing of the Company’s tax returns; (E) preparing and providing such reports to the Company’s Board and stockholders as may from time to time be considered necessary or appropriate by the Company’s Board or Adviser; (F) overseeing payment of the Company’s expenses and performance of administrative and professional services rendered to the Company by others; (G) overseeing preparation of an annual proxy statement and conducting the annual meeting of stockholders of the Company; and (H) managing such other operational, administrative and regulatory compliance duties as shall from time to time arise as a result of the Company’s operations and investing activities.

(b)           Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(c)           Adviser may, subject to the approvals required under the Investment Company Act, employ one or more sub-investment advisers to assist Adviser in the performance of its duties under this Agreement.  Such use does not relieve Adviser of any duty or liability it would otherwise have under this Agreement.  Compensation of any such sub-investment adviser for services provided and expenses assumed under any agreement between Adviser and such sub-investment adviser permitted under this paragraph is the sole responsibility of Adviser.

3.          COMPENSATION

(a)           The Company shall pay to Adviser as compensation for Adviser’s services rendered a quarterly investment advisory fee equal to five sixteenths of one percent (0.3125%) of the Company’s total assets (the “Advisory Fee”), and for the facilities furnished and for the expenses borne by Adviser pursuant to Section 4 the Company shall pay to Adviser a quarterly administrative fee equal to three sixteenths of one percent (0.1875%) of the Company’s total assets (the “Administrative Fee”). The Advisory Fee and Administrative Fee are hereinafter referred to collectively as the

“Management Fee.”  The Management Fee shall be computed on the basis of the Company’s quarter ending total assets and shall be paid to Adviser as soon as practical after the quarter-ending total asset amount has been determined but in no case in less than 30 days after the end of the quarter.  For purposes of this Section 3, “total assets” means the total assets of the Company as reduced by cash and cash equivalents pledged to creditors and without reduction for any liabilities of the Company whether accrued or incurred.

(b)           In the event that Adviser has agreed to a fee waiver or an expense limitation or reimbursement arrangement with the Company, subject to such terms and conditions as Adviser and the Company may set forth in such agreement, the Management Fee due Adviser hereunder shall be reduced, and, if necessary, Adviser shall bear expenses with respect to the Company to the extent required by such fee waiver or expense limitation or reimbursement agreement.

(c)           In the event this Agreement is terminated, any compensation to which Adviser may be entitled to receive pursuant to this Section 3 shall be computed as of the period ending on the last business day on which this Agreement is in effect, subject to pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

4.          EXPENSES

(a)           Adviser will pay for its own account all costs and expenses incurred by Adviser in rendering its services pursuant to this Agreement.  Without limiting the generality of the foregoing, Adviser will pay (i) the salaries and other employee benefits of the persons in its organization whom Adviser may engage to render such services, including without limitation persons who may from time to time act as the Company’s officers or directors, provided, however, that the Company’s Board may, in its sole discretion, award to the Company’s officers, employees or directors (as described in the Company’s equity incentive plan adopted by the Company’s Board and stockholders in accordance with the Investment Company Act) options to acquire shares of the Company’s common stock, which shall not be deemed part of such persons’ salaries or other employee benefits in respect of their employment by Adviser, and (ii) the cost of office space, equipment and services, including telephone service, heat, utilities, and similar items required for the Company’s day-to-day operations.

(b)           The Company will be responsible to pay all of its operating expenses, except those specifically required to be borne by Adviser under this Agreement, and the Company will reimburse Adviser promptly, against Adviser’s voucher, for any expenses incurred by Adviser for the Company’s account.  Without limitation, such operating expenses to be paid by the Company will include all the fees and disbursements of or to the Company’s counsel, accountants, custodian, transfer agent and registrar; interest and taxes; fees and expenses incurred in producing and effecting filings with federal and state securities administrators; costs of the Company’s periodic reports to and other communications with the Company’s stockholders; all other expenses incidental to holding meetings of the Company’s stockholders, including proxy solicitations therefore; all expenses of any offering and sale by the Company of its capital stock; fees and expenses of members of the Company’s Board who are not directors, managers, officers or employees of the Adviser or of any entity affiliated with Adviser; premiums for the fidelity bond, directors and officers and errors and ommissions insurance policies maintained by the Company; all transaction costs incident to the acquisition and disposition of securities by the Company, including, without limitation, legal and accounting fees and other professional or technical fees and expenses (e.g., credit report, title search and delivery charges, costs of specialized consultants such as accountants or industry-specific technical experts, and deal-specific travel expenses) incurred in monitoring, negotiating and working-out such investments, as well as responding to any litigation arising therefrom.  In addition, the Company will reimburse Adviser promptly, against Adviser’s voucher, for (a) any origination fee with respect to any loan or investment made by the Company that was identified or referred to the Company by any third party with which the Company or Adviser then has a written agreement or arrangement that specifies the amount or rate of such fee or (b) any origination fee with respect to any loan or investment made by the Company that was identified or referred to the Company by any third party with which the Company or Adviser then does not have a written agreement or arrangement.  All such origination fees reimbursed to Adviser will be reviewed as of the end of each calendar quarter by the Company’s Board.

(c)           The Company’s Board retains, and has the exclusive right, to:

(i)            Grant stock compensation to the officers and directors of the Company and any employee of the Adviser who is also an employee of the Company (“dual employees”);
(ii)           Hire, fire and  control the activities of dual employees in connection with and to the extent of such dual employees’ services provided to the Company;
(iii)          Determine the economic value of the services performed by dual employees for the Company (including wages and the number of units and value of any stock compensation granted to such dual employees); and
(iv)          Remit funds sufficient to cover the complete compensation, including all payroll taxes, of dual employees providing services to the Company.

5.          LIMITATION OF LIABILITY

In the absence of: (i) willful misfeasance, bad faith or gross negligence on the part of Adviser in the performance of its obligations and duties hereunder; (ii) reckless disregard by Adviser of its obligations and duties hereunder; or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act), Adviser shall not be subject to liability to the Company or any of its stockholders for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, its rendering of services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security by Adviser on behalf of the Company.

6.          EXCLUSIVITY

The services provided by Adviser hereunder are not exclusive and Adviser shall therefore remain free to render such services to others.

7.          DURATION

This Agreement shall be effective beginning on the date set forth in the preamble hereof, and shall remain in force for an initial period of two (2) years. Upon expiration of the initial term, the term of this Agreement shall be automatically extended for successive one (1) year periods, provided that each such one (1) year extension is approved by the Company’s Board or by the holders of at least a majority of the Company’s outstanding voting securities, and the vote of a majority of the Company’s directors who are not parties to this Agreement or interested persons of any such party, in accordance with the requirements of the Investment Company Act.

8.          TERMINATION

(a)           This Agreement may be terminated by (i) the Company’s Board or (ii) the holders of a majority of the Company’s outstanding voting securities at any time and without penalty, upon delivery of written notice of such termination at least sixty (60) days prior to the termination date.

(b)           This Agreement may be terminated by Adviser at any time and without penalty, upon delivery of written notice of such termination at least sixty (60) days prior to the termination date.

(c)           This Agreement shall immediately and automatically terminate in the event of its assignment without the written consent of the Company.

9.          AMENDMENTS

This Agreement may be amended with the mutual consent of the parties; provided, however, that the Company shall not consent to any such amendment unless such amendment shall be approved by (i) a majority of the Company’s directors, (ii) a majority the Company’s directors who are not interested persons of the Company or of Adviser and (iii) the holders of a majority of the Company’s outstanding voting securities.

10.        SEVERABILITY

If any term or condition of this Agreement shall be found to be invalid or unenforceable to any extent or in any application, the remainder of this Agreement,

including such term or condition, except to the extent or in such application such term or condition is held invalid or unenforceable, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

11.        CAPTIONS

The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

12.        DEFINITIONS

For purposes of this Agreement, “majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings assigned to them in the Investment Company Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission pursuant to its rule-making authority as set forth in the Investment Company Act or the Advisers Act, as the case may be.

13.        NOTICES

All notices required or permitted to be delivered under or pursuant to this Agreement shall be so delivered by certified mail, postage prepaid, as follows:

If to Adviser:

Gladstone Management Corporation

1750 Tyson’s Blvd., 4th Floor

McLean, VA 22102

Attn:  David Gladstone

If to the Company:

Gladstone Capital Corporation

1616 Anderson Road, 2nd Floor

McLean, VA 22102

Attn:  Terry Brubaker and Harry Brill

Any notice delivered pursuant to this Section 13 shall be deemed delivered on the third day following its deposit in the United States mail or the date such notice is actually received by the addressee, whichever shall occur first.

14.        ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties with respect to the matters referred to herein and supersedes all prior agreements, negotiations, commitments or understandings.

15.        COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and together shall constitute one and the same document.

16.        GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act and the Investment Advisers Act.

17.        EFFECTIVE DATE

This Agreement shall become effective on October 1, 2004 or any date before that date if both parties agree.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

Gladstone Capital Corporation

By	/s/ TERRY BRUBAKER
Terry Brubaker President and COO Gladstone Management Corporation

By	/s/ DAVID GLADSTONE
David Gladstone Chairman of the Board and CEO